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                                                                      Exhibit 99

                                                           For more information:

                                                                       Jay Lemke
                                                          Carmichael Lynch Spong
                                                                  (612) 375-8529
                                                               jlemke@clynch.com



                      Mark Glasnapp Named President of ASV

      GRAND RAPIDS, MN (July 13, 2004) -- ASV, Inc. (NASDAQ: ASVI) announced today that Mark Glasnapp has been named President of ASV. Glasnapp will be responsible for all day-to-day operations, while also working closely with Chairman and CEO Gary Lemke in strategic initiatives.

      Glasnapp, a 26-year veteran at Caterpillar, has been at ASV for five years, following Caterpillar's initial investment in the Company in 1999. As part of that agreement, Glasnapp worked at ASV while remaining a Caterpillar employee. In becoming president of ASV, Glasnapp has resigned from Caterpillar.

      "ASV could not have found anyone more qualified, experienced and talented for this job," said Lemke. "We've gotten to know Mark these past five years, so we're aware of his hard work, his dedication and how well he is thought of by employees. We believe Mark will make ASV a stronger company, both now, and well into the future."

      Glasnapp, who has been working as ASV's general manager, said he looks forward to continuing ASV's tradition of innovation.

      "Leaving a great organization like Caterpillar was not an easy decision. But ASV is an exceptional company that is leading and shaping one of the fastest growing segments of the construction industry -- and being a part of that is a unique opportunity," said Glasnapp. "The people at ASV are truly some of the best I've worked with, and the products we're developing are on the cutting edge. We plan to continue to set the high water mark for compact equipment undercarriage technology."

      Glasnapp, 48, brings a broad range of experience to ASV, having held management jobs at Caterpillar in North America, Europe and Australia. Prior to his tenure at ASV, he was worldwide commercial manager for Caterpillar's backhoe loader division with facilities in North Carolina and England.

About ASV

      ASV designs, manufactures and sells rubber track, all-purpose crawlers and related accessories and attachments. ASV also manufactures rubber track undercarriages, which are a primary component on Caterpillar's Multi Terrain Loaders. With its patented undercarriage technology, ASV leads all rubber track, all-purpose crawlers in technology and innovation. ASV's products are able to traverse nearly any terrain with minimal damage to the ground, making it effective in industries such as construction, landscaping and agriculture. For more information, visit ASV's website at www.asvi.com.